Exhibit (i)(2)

                             [LETTERHEAD OF DECHERT]

April 27, 2001

Board of Trustees
Pilgrim Variable Products Trust
7337 East Doubletree Ranch Road
Scottsdale, Arizona 85258

Dear Gentlepersons:

This opinion is given in connection with the filing by Pilgrim Variable Products Trust, a Massachusetts business trust (the "Trust"), of Post-Effective Amendment No. 19 to the Registration Statement on Form N-1A ("Registration Statement") under the Securities Act of 1933, as amended and Post-Effective Amendment No. 20 under the Investment Company Act of 1940, as amended, relating to an indefinite amount of authorized shares of beneficial interest of the following separate series of the Trust -- the Pilgrim VP Growth and Income Portfolio, Pilgrim VP Financial Services Portfolio, Pilgrim VP Convertible Portfolio, Pilgrim VP Worldwide Growth Portfolio, Pilgrim VP International Portfolio, Pilgrim VP International SmallCap Growth Portfolio, Pilgrim VP Emerging Countries Portfolio, and Pilgrim VP LargeCap Growth Portfolio (the "Portfolios"). The authorized shares of beneficial interest of the Portfolios are hereinafter referred to as the "Shares."

We have examined the following Trust documents: the Declaration of Trust and certain amendments thereto; the By-Laws; Post-Effective Amendment No. 18 to the Trust's Registration Statement on Form N-1A filed on February 15, 2001; and such other corporate records, certificates, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

1. The Trust is a Massachusetts business trust duly organized, validly existing, and in good standing under the laws of the Commonwealth of Massachusetts; and

2. The Shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement referenced herein, will be duly and validly issued and outstanding, fully-paid and non-assessable by the Trust.

This letter expresses our opinion as to the Massachusetts business trust law governing matters such as the due organization of the Trust and the authorization and issuance of the Shares, but does not extend to the securities or "Blue Sky" laws of the Commonwealth of Massachusetts or to federal securities or other laws.


Very truly yours,

/s/ Dechert